EXHIBIT 10.4
RESTATED FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of January 23, 2010, by and between SNOLINE S.p.A., successor in interest to LINDSAY ITALIA, S.r.l., an Italian Limited Liability Company (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).
RECITALS
     WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 27, 2006, as amended from time to time (“Credit Agreement”).
     WHEREAS, Borrower Lindsay Italia, S.r.l. was merged into Snoline S.p.A. on May 24, 2007 as permitted under the terms of the Credit Agreement, and Snoline S.p.A. is now the successor in interest to Lindsay Italia, S.r.l. and Borrower hereunder.
     WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:
     1. Section 4.8 is hereby deleted in its entirety, and the following substituted therefor:
          “SECTION 4.8. FINANCIAL CONDITION. Maintain its financial condition as follows, on a consolidated basis with Guarantor and its consolidated subsidiaries, using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent specified as follows or modified by the definitions herein):
(a) Current Ratio not less than 1.50 to 1.0 as of each fiscal quarter end, with “Current Ratio” defined as total current assets divided by total current liabilities.
(b) Tangible Net Worth not less than $115,000,000.00 (the “TNW Requirement”) as of each fiscal quarter end, beginning with the quarter ended February 28, 2010; the TNW Requirement shall be increased at the end of each fiscal quarter, beginning with the quarter ended May 30, 2010, by an amount equal to 25% of net income after taxes for such fiscal quarter (but shall not be reduced as a result of any losses incurred during any such fiscal quarter); with “Tangible Net Worth” defined as the aggregate of consolidated total stockholders’ equity plus subordinated debt less any intangible assets.
(c) Consolidated Funded Debt to EBITDA not greater than 2.5 to 1.0 as of each fiscal quarter end, with “Funded Debt” defined as the sum of all obligations for borrowed money (including subordinated debt) plus that portion of all capital lease obligations reported on the balance sheet of Guarantor and its consolidated subsidiaries, as a liability as of such quarter end, and with “EBITDA” defined, for the four fiscal quarters ending as of such quarter end, as net profit before tax plus interest expense, depreciation expense and amortization expense for the Guarantor and its consolidated subsidiaries; provided however that, in the event that an acquisition or disposition permitted by this Agreement shall have been consummated during such four fiscal quarter period, in computing EBITDA, net profit (and all other amounts specified in the definition of EBITDA ) shall be computed on a pro forma basis giving effect to such acquisition or disposition, as the case may be, as of the first day of such period.
(d) Consolidated Fixed Charge Coverage Ratio not less than 2.25 to 1.0 as of each fiscal quarter end, with “Fixed Charge Coverage Ratio” defined as the quotient obtained by dividing (x) for the four fiscal quarters ending as of such quarter end, the aggregate of net profit of the Guarantor and its consolidated subsidiaries after taxes plus depreciation expense, amortization expense, cash capital equity contributions and increases in subordinated debt minus dividends, distributions and decreases in subordinated debt, divided by (y) the aggregate of the current portion of long term debt (excluding balloon payments) and capitalized lease payments for the Guarantor and its consolidated subsidiaries as of such quarter end.”
2. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.
3. Except to the extent otherwise provided in the Guarantors Form 10-K for the period ended August 31, 2009 and Form 10-Q for the period ended November 30, 2009 (the “Most Recent Filing”), Guarantor restates and affirms each and all of the representations of Guarantor set forth in Article IV of the Original Credit Agreement. The information in the Most Recent Filing is, as of its date and as of the date of this Agreement, true and correct in all material respects and does not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
4. This Amendment is given as a replacement to the First Amendment to Credit Agreement dated January 23, 2010 entered into by and between Bank and Borrower, and which erroneously named Lindsay Italia, S.r.l. as Borrower rather than Snoline S.p.A. as successor in interest to Lindsay Italia, S.r.l.
A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW. TO PROTECT THE PARTIES FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTION FOR ANY OR ALL OF THE TERMS OR PROVISIONS OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,		SNOLINE S.p.A.
NATIONAL ASSOCIATION

By:	/s/ Michael H. Wheeler	By:	/s/ Marco Colombo

Michael H. Wheeler, Relationship Manager		Marco Colombo, President